EXHIBIT 21.1

SUBSIDIARIES

AboveNet, Inc., a Delaware corporation, directly or indirectly owns 100% of the ownership interests of each of the following entities:

1.	AboveNet Communications, Inc.

2.	AboveNet International, Inc.

3.	AboveNet Canada, Inc.

4.	AboveNet of VA, LLC

5.	AboveNet of Utah, LLC

6.	MFN Japan KK

7.	SiteSmith Ltd.

8.	AboveNet Communications Europe Limited

9.	MFN Europe Finance, Inc.

10.	MFN International LLC

11.	MFN Europe Limited

12.	AboveNet Communications UK Ltd.

13.	Metromedia Fiber Network Services Ltd.